Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Bridger Aerospace Group Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration of Fee

Newly Registered Securities

Fees to be paid	Equity	Common Stock, par value $0.0001 per share	457(o)			$80,500,000.00	.00014760	$11,881.80

Total Offering Amounts						$80,500,000.00		$11,881.80

Total Fee Offsets								$—

Net Fee Due								$11,881.80

(1)	Includes additional shares of Common Stock that the underwriters have the option to purchase to cover over-allotments.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.